EXHIBIT 99.1

ACME UNITED CORPORATION            NEWS RELEASE
--------------------------------------------------------------------------------
                            CONTACT: Paul G. Driscoll
                             Acme United Corporation
                    60 Round Hill Road   Fairfield, CT  06824
                   Phone: (203) 254-6060   FAX: (203) 254-6521
--------------------------------------------------------------------------------


                                         FOR IMMEDIATE RELEASE December 17, 2008
                                         ---------------------------------------


ACME UNITED CORPORATION ANNOUNCES SALE OF BRIDGEPORT PROPERTY FOR $2.5 MILLION

FAIRFIELD, Conn.--(BUSINESS WIRE)--Acme United Corporation (AMEX:ACU) announced today that it has sold property it owned in Bridgeport, Connecticut to B & E Juices, Inc. for $2.5 million. The Company will record a gain of approximately $300,000 in the fourth quarter from the sale.

         The property consists of approximately 4 acres of land and 48,000 sq feet of warehouse space on the East side of Bridgeport. It was the site of the original Acme United scissor factory which opened in 1887 and was closed in 1996.

         Acme United intends to remediate the property for approximately $1.8 million, based on estimates prepared by its environmental consultants. Legal, environmental studies, transaction costs, and other expenses totaled approximately $400,000. The Company has provided the buyer with a mortgage of $2.0 million at six percent interest, due one year after remediation and monitoring have been completed and estimated to be 5 years.

         B & E Juices intends to make the site its headquarters and primary warehouse. It has plans to expand its operations on the vacant land.

         Walter C. Johnsen, Chairman and CEO said, "We are pleased to have B & E Juices take ownership of this property. We look forward to working with them as they develop the land, and bring new jobs into Bridgeport."

         The Company also owns 2.3 acres of land on the Pequonnock River in Bridgeport, which it intends to hold for future development or sale.

         ACME UNITED CORPORATION is an innovative supplier of cutting devices, measuring instruments, and safety products for school, home, office, hardware and industrial use. Its leading brands include Westcott(R), Clauss(R), and PhysiciansCare (R).

         Forward-looking statements in this report, including without limitation, statements related to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including without limitation the following: (i) the Company's plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company's plans and results of operations will be affected by the Company's ability to manage its growth, and (iii) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission.


                                     # # #